UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Interface, Inc.
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Supplemental Proxy Material for the
Annual Meeting of Shareholders
to be Held on May 15, 2018

Dear Fellow Shareholders,

Prior to 2017, Interface, Inc. consistently received strong shareholder support on our say-on-pay proposal, averaging more than 93% approval from 2012 through 2016.  In 2017, approximately 59% of our shareholders voted in favor of our executive compensation program.  While this level of support represented over a majority of votes cast, and thus was not a failed proposal, it nonetheless fell short of our high expectations and desired level of shareholder support.  The Board and Compensation Committee took this matter very seriously and sought to understand our shareholders' views through two separate outreach programs in 2017 – one during the proxy voting season in May, and one outside the proxy voting season in November.

In its report and voting recommendations released on Friday, Institutional Shareholder Services Inc. ("ISS") recommended votes against our say-on-pay proposal, and against our director nominees Andrew Cogan and Sheryl Palmer (who comprise our Compensation Committee), expressing concern that there was inadequate response to shareholder feedback on executive compensation obtained during the shareholder outreach programs.  This letter supplements the Company's proxy disclosure to further explain the shareholder feedback and the meaningful steps taken in response, and otherwise to address the concerns raised by ISS in its report.

In general, the outreach feedback we received from shareholders was positive.  They generally believe our compensation program is well aligned with shareholder interests and does not require significant changes.  It strikes an appropriate balance among motivating management, rewarding good performance, and accounting for the cyclicality in the commercial interiors industry.  In our conversations with shareholders, we discerned four prevailing themes from their feedback:

•	Enhance our proxy statement disclosure, particularly with respect to compensation philosophy, plan features, and performance targets;
•	Ensure and demonstrate alignment of pay with performance;
•	Avoid duplicative performance metrics in our short-term and long-term incentive programs; and
•	Benchmark our compensation plan and practices against our peer group.
Each of these items have been or are being addressed by the Company, and are discussed in more detail below.

We have enhanced our proxy statement disclosure.

In response to remarks from shareholders, we substantially enhanced the readability of, and disclosures in, our proxy statement to reflect their feedback and current disclosure trends.  Those enhancements include:

•	A Proxy Statement Summary with an overview of the Company and our strategy, performance, capital structure, stock price appreciation and voting items;
•	A summary of our say-on-pay proposal within the Proxy Statement Summary that includes an overview of our compensation philosophy, objectives, components and practices;
•	Enhanced discussion of corporate governance, sustainability, and shareholder outreach initiatives;
•	Expanded Compensation Discussion & Analysis with additional clarity on plan metrics, hurdles and features;
•	Disclosure of all 2017 performance metrics (including threshold, goal, and maximum levels) under our annual bonus plan and equity incentive plan;
•	Discussion of achievement under each performance metric, thus demonstrating alignment of pay with performance as further discussed below; and
•	Photographs and reformatted information with respect to our director nominees to clarify each nominee's experience, qualifications and skills.
We have demonstrated alignment of pay with performance.

As disclosed in our proxy statement, 63% of our CEO's compensation package is performance-based, and thus almost two-thirds of his compensation is tied to the attainment of performance goals which enhance shareholder value.  From 2016 to 2017, our CEO's granted pay (as calculated by ISS) declined 20%, largely due to the transition of our former long-tenured CEO Dan Hendrix to our new CEO Jay Gould.  Over that same period, as also disclosed in our proxy statement, our performance improved substantially:

•	Net sales grew 3.9%; and organic sales grew even more;
•	Gross margin grew 20 basis points from 38.5% to 38.7%;
•	SG&A expenses as a percentage of sales declined 50 basis points from 27.5% to 27.0%;
•	Adjusted diluted earnings per share grew substantially; and
•	Interface stock price increased 36%, substantially outpacing the Nasdaq composite index and the Company-selected peer group.
As noted in ISS's report, the Company's total shareholder return ("TSR") for the one-year period (37.23%) and three-year period (16.42%) substantially exceeded the ISS-selected 4-digit GICS industry index as well as the Russell 3000 index.  Notably, ISS found the Company's pay-for-performance to be generally in alignment and rated it "low" concern.

We have eliminated duplicative performance metrics.

In 2016, the performance goals under our annual bonus plan and our long-term equity incentive awards had one duplicative performance metric – consolidated operating income – with respect to one component of those awards.  In 2017, the Compensation Committee eliminated the use of operating income as a performance measure in the Company's long-term equity incentive awards.   Thus, we now use the following performance metrics, none of which are duplicative:

•	Annual Bonus Plan Metrics: Operating Income and Cash Flow
•	Equity Incentive Plan Metrics: Earnings Per Share and Total Shareholder Return

Other compensation plan improvements recently implemented by the Committee include:

•	Moved to a "double trigger" change-in-control vesting provision in equity awards;
•	Added TSR as a performance criterion in equity awards;
•	Eliminated all excise tax gross-up compensation provisions;
•	Discontinued quarterly bonus opportunities for all employees, including executives; and
•	Increased executive stock ownership guidelines.
We currently are benchmarking our compensation against a new peer group.

In our outreach programs, shareholders emphasized the importance of benchmarking the Company's compensation practices against its peer group.  Following completion of the shareholder outreach program in November 2017, the Compensation Committee directly engaged Pearl Meyer, a nationally recognized, independent compensation consultant, to advise us on compensation matters.  Specifically, the core activities of the engagement include, among other things:

•	Revise and update the Company's peer group;
•	Assess the competitiveness of the executive compensation structure versus market values for comparable positions based on survey data and proxy disclosed peer data;
•	Test the alignment of actual executive pay and the Company's performance, relative to peers;
•	Develop recommendations for managing executive pay; and
•	Prepare reports summarizing all findings and recommendations.
At a meeting on April 25th, the Committee reviewed a report from Pearl Meyer on the first phase of the engagement which involved reviewing and updating the Company's peer group.  In the analysis of possible peer group companies, the Committee considered various factors including the potential peer's industry, business model, size and complexity.  The Committee reviewed five alternative groups proposed by Pearl Meyer, and ultimately chose a new peer group that provides a robust sample size with minimal revenue dispersion and includes companies with a significant international presence that are also focused on sustainability.  The new peer group selected by the Committee is comprised of:

Acuity Brands, Inc.	Albany International Corp.
Apogee Enterprises, Inc.	Armstrong Flooring, Inc.
Armstrong World Industries, Inc.	Caesarstone Ltd.
FLIR Systems, Inc.	Gentherm Incorporated
H. B. Fuller Company	Harsco Corporation
Herman Miller, Inc.	HNI Corporation
Kimball International, Inc.	Knoll, Inc.
Masonite International Corporation	Materion Corporation
P. H. Glatfelter Company	Steelcase Inc.
Unifi, Inc.	Welbilt, Inc.

With this new peer group selected, Pearl Meyer and the Compensation Committee are now continuing with the next phase of the engagement which includes the activities listed above to benchmark the Company's compensation practices against the new peer group.  The Committee expects to receive Pearl Meyer's benchmark study later this year, in preparation for establishing the Company's compensation programs for next year.

Based on the above activities, the Company already has addressed three of the four items that surfaced during last year's shareholder outreach, and currently is in the process of addressing the fourth item.

The recent ISS report also contained three specific criticisms of the Company's 2017 executive compensation program, each of which is addressed below.

CEO Base Salary Compared with Peers.

In its analysis, ISS states that our CEO's base salary is higher than the peer median for both ISS-selected and Company-selected peers.  When Mr. Gould was promoted from COO to CEO in March 2017, his annual base salary was increased from $800,000 to $900,000.  The ISS report states that the median CEO base salary for Company-selected peers was $909,000.  Accordingly, to the extent ISS's report refers to Company-selected peers, the criticism appears incorrect.

As disclosed in our proxy statement, the Compensation Committee generally strives to set base salaries at the 50th percentile as compared to our peer companies, but also considers factors such the executive's level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, and general economic conditions and rates of inflation.  These additional factors sometimes result in a base salary that is above or below the targeted median percentile.

Our own internal analysis of the Company's 2017 peer group reveals that the median (50th percentile) CEO salary for 2017 was $890,000, which places Mr. Gould at the 52nd percentile and only $10,000 above the median.  Considering the above factors regarding Mr. Gould's experience, qualifications, performance and position, as well as the Company's desire to retain him as CEO, the Compensation Committee believes the slight elevation above the 50th percentile is justified and does not constitute a significant deviation from the targeted amount.  In addition, because Mr. Gould's promotion to CEO and corresponding base salary increase became effective in early March 2017, Mr. Gould's actual realized base salary in 2017 (as disclosed in the proxy statement) was $882,564, slightly less than the peer group median.

Cash Flow Target Reduction Year Over Year.

In its analysis, ISS notes that the Company's 2017 bonus program cash flow target of $36 million was lower than the previous year's target of $45 million.  As disclosed in our proxy statement, in setting the cash flow targets for the annual bonus plan, the Compensation Committee considers, in its discretion, anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant.  Consideration of these factors may result in a cash flow target that is above or below the previous year's cash flow target.

As the Company has publicly disclosed, it is making significant investments and modifications to its flagship manufacturing facilities in LaGrange, Georgia.  The $9 million reduction in the cash flow target from 2016 to 2017 was reflective, in part, of the anticipated capital expenditures in connection with this multi-year manufacturing optimization project, which is expected to yield $30 million of annualized cost savings when completed.  The Committee believes the 2017 cash flow target appropriately incentivized executives to manage the amount and pace of these project expenditures, while continuing to make the required investments to achieve progress toward the anticipated savings.

Dividends on Performance Shares.

In its recent analysis, ISS states that the Company pays dividends on unvested performance shares.  This statement is inaccurate.  As disclosed in our proxy statement, the Company does not pay dividends on unvested performance shares.  Rather, beginning with awards made in 2016 and thereafter, "dividend equivalents" accrue on awards of performance shares and are paid only if and when the related performance shares vest.

Request for Support

We believe that the Company has adequately responded to shareholder concerns and feedback to the 2017 say-on-pay vote.  The Company has enhanced disclosure and made pay changes, and the CEO's and other executives' pay is appropriately aligned with performance.  We ask that you support the Company's say-on-pay proposal and the re-election of the Compensation Committee members.

We thank you for your consideration and support.

Sincerely,

/s/ Daniel T. Hendrix    /s/ Andrew B. Cogan

Daniel T. Hendrix     Andrew B. Cogan
Chairman of the Board    Chairman of the Compensation Committee

Dated:  May 2, 2018

SAFE HARBOR STATEMENT FOR FORWARD-LOOKING STATEMENTS

This Supplemental Proxy Material contains forward-looking statements, including, without limitation, statements about Interface's multi-year manufacturing optimization project and its anticipated annualized savings.  These forward-looking statements are based on the Company's current assumptions, expectations and projections about future events.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that these expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved.  Important factors, some of which may be beyond the Company's control, that could cause actual results to differ materially from management's expectations are the risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission, which discussion is hereby incorporated by reference. Forward-looking statements speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements and cautions readers not to place undue reliance on any such statements